Exhibit 21

Subsidiaries of the Registrant

Wholly owned subsidiaries of Data Research Associates, Inc. are:

Data Research International (SEA) Pte. Ltd.

Data Research International (Australasia) Pty. Ltd.

DRA Information Inc. (Canada)

MultiLIS Europe S.A. (France) (except directors' qualifying shares)






















































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